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November 9, 2021

IRSA Inversiones y Representaciones Sociedad Anónima
Carlos Della Paolera 261

(C1001ADA) Ciudad Autónoma de Buenos Aires, Argentina

Ladies and Gentlemen:

We have acted as U.S. counsel to IRSA Inversiones y Representaciones Sociedad Anónima, an Argentine stock corporation (sociedad anónima) (“IRSA”), in connection with the proposed merger (the “Merger”) of IRSA Propiedades Comerciales S.A., an Argentine stock corporation (sociedad anónima) (“IRSA CP”), with and into IRSA, upon the terms and conditions set forth in the preliminary merger agreement (compromiso previo de fusión) entered into by IRSA and IRSA CP as of September 30, 2021 (the “Agreement”). For purposes of this opinion letter, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Registration Statement (as defined below).

This opinion letter is being delivered in connection with the filing of the registration statement on Form F-4 (as amended, the “Registration Statement”) filed on the date hereof by IRSA, including the prospectus constituting a part thereof (the “Prospectus”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Merger pursuant to the Agreement.

We have examined (i) the Agreement, (ii) the Registration Statement, and (iii) the representation letters of IRSA and IRSA CP delivered to us in connection with this opinion letter (the “Representation Letters”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of IRSA and IRSA CP and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering such opinions, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Agreement, (ii) the statements concerning the Merger set forth in the Agreement and the Registration Statement have been true, complete and correct as of the Merger Effectiveness Date (as defined in the Prospectus) and will remain true, complete and correct at all times up to and including the date of the Merger (the “Effective Time”), (iii) the representations made by IRSA and the IRSA CP in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any representations made in the Agreement or the Representation Letters “to the knowledge of”, or based on the belief of IRSA and IRSA CP are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification, (v) IRSA CP is not, and has not at any time been, a passive foreign investment company for U.S. federal income tax purposes, and (vi) our opinion as to the U.S. federal income tax consequences of the Merger does not apply to any U.S. Holder (as defined in the Prospectus) who owns or is deemed to own 5% or more of the outstanding stock of IRSA CP (by vote or value). We have also assumed that each of IRSA and IRSA CP has complied with and, if applicable, will continue to comply with, their respective covenants contained in the Agreement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus, (i) we are of the opinion that the Merger will constitute a tax-free “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) we hereby confirm that the discussion set forth in the Prospectus under the caption “U.S. Federal Income Tax Consequences” represents our opinion.

We express our opinions herein only as to those matters specifically set forth above and no opinion should be inferred as to tax consequences under any state, local or non-U.S. law, or with respect to other areas of U.S. federal taxation. We do not express any opinions herein concerning any law other than U.S. federal income tax law.

Our opinions above are based on the Code, United States Treasury regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinions expressed herein may become inapplicable.

We hereby consent to the filing of this opinion letter as Exhibit 8.2 to the Registration Statement and to the references to our firm name in the Prospectus under the caption “U.S. Federal Income Tax Consequences”.

Very truly yours,

/S/ SIMPSON THACHER & BARTLETT LLP SIMPSON THACHER & BARTLETT LLP